SECTION 5.1. Election and Appointment; Term of Office. The officers of the Corporation shall be a Chairman of the Board, one or more Vice Chairmen of the Board (the number thereof to be determined from time to time by the Board of Directors), a President, one or more Vice Presidents (the number thereof to be determined from time to time by the Board of Directors), a Treasurer and a Secretary. Each such officer shall be elected by the Board of Directors at its annual meeting and shall hold office until the next annual meeting of the Board of Directors and until his or her successor is elected or until his or her earlier death, resignation or removal in the manner hereinafter provided. The Board of Directors may elect or appoint such other officers (including one or more Assistant Treasurers and one or more Assistant Secretaries) as it deems necessary who shall have such authority and shall perform such duties as the Board of Directors may prescribe. If additional officers are elected or appointed during the year, each of them shall hold office until the next annual meeting of the Board of Directors at which officers are regularly elected or appointed and until his or her successor is elected or appointed or until his or her earlier death, resignation or removal in the manner hereinafter provided.

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     SECTION 5.3. Duties and Functions.

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     (B) Chief Executive Officer. The Chief Executive Officer of the Corporation
shall see that orders and resolutions of the stockholders and Board of Directors are carried into effect. Subject to the direction and control of the Board of Directors, the Chief Executive Officer shall have responsibility for the management and control of the affairs and business of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of the Chief Executive Officer, including the power to enter into commitments, execute and deliver contracts and do and perform all such other acts and things as are necessary and appropriate in the ordinary course of business to accomplish the Corporation's business and operations and to manage the day to day business and affairs of the Corporation. In the absence or incapacity of the Chairman of the Board or the President, the powers and duties of the Chairman of the Board or the President, as the case may be, shall be vested in the Vice Chairmen of the Board in the order of their seniority or as otherwise established by the Board of Directors from time to time, or by such other officer as the Board of Directors or the Chairman of the Board shall have most recently designated for that purpose in a writing filed with the Secretary. The Chief Executive Officer may assign such duties to other officers of the Corporation as he or she deems appropriate.

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